UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Rackable Systems, Inc.

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May 27, 2008

Dear Fellow Shareholder,

I have had the opportunity to speak with many of you over the past month and have welcomed your feedback. As many of you know, our upcoming Annual Meeting of Stockholders will be held this Thursday, May 29, 2008. Your Board of Directors and members of management encourage you to:

•	Use the WHITE proxy card;

•	Vote FOR all of our current board members; and

•	Vote AGAINST the “Say-On-Pay” proposal put forth by the dissidents.

Before discussing the proposals to be voted on at the Annual Meeting, I want to share with you some of our major accomplishments over the last twelve months. I came to the company in April 2007 during a very tumultuous time with respect to our business outlook and employee morale. Over the past year, the Board has set in motion a process to transform Rackable Systems. The most visible actions included recruiting an almost entirely new management team, starting with my recruitment as CEO, and including:

•	Jim Wheat, SVP, CFO

•	Tony Gaughan, SVP, Chief Products Officer

•	Tony Carrozza, SVP, Worldwide Sales and Marketing

•	David Yoffie, SVP, Operations and Service

•	Maurice Leibenstern, SVP, General Counsel and Corporate Secretary

We have also added two new and independent Board members. The Board and the new management team have been highly encouraged by the operational and financial results since the start of this transformation process.

We are pleased with the conclusions reached by ISS, Glass Lewis, and PROXY Governance to NOT support the dissident slate of nominees. We have maintained throughout this contest that we have a very active, involved and experienced Board that works diligently to maximize stockholder value. The dissident slate clearly lacks experience and vision for Rackable Systems, a conclusion with which these independent proxy advisory firms agree.

As you probably have noticed, however, the advisory services have also recommended against our compensation committee members in various degrees. I firmly believe that a high withhold vote at this point in time would be too draconian a punishment for what we believe were the right steps taken during such a critical time in the evolution of Rackable Systems. It is clear to us, and should be to you as well, that our efforts are beginning to pay off.

The Board and management urge you to support the full Board and not to follow the proxy advisors’ recommendations to withhold votes, as they are not as familiar with the company as you are, and are merely implementing policy. The fact is that with a stock decline in early 2007 before the current leadership team was in place, we were faced with a difficult situation, needed to act quickly to retain key talent, and utilized a renowned compensation consulting firm to structure our solution in a manner we believe to be most favorable to shareholders. You should be assured that we were then, and continue to be, always seeking to preserve and maximize shareholder value.

Further, we recognize the value and emerging trend of boards soliciting and considering stockholders’ views on executive compensation and disclosure, and we have implemented steps to do so. We believe, however, there are more effective means for stockholders to communicate their views directly to the Board than as those set forth in the “say-on-pay” proposal, and that this proposal is not the best approach at this time for the company. We are a small-to-midsize technology company that operates in an intensely competitive environment and whose success is closely correlated with recruitment and retention of highly talented employees. The adoption of the proposed advisory vote could put Rackable Systems at a competitive disadvantage by hurting our ability to recruit and retain key employees.

Your vote is important. To vote your shares, you may vote the WHITE proxy card by phone or Internet by following the instructions on the WHITE proxy card or voting form previously provided to you. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc. which is assisting the company in this matter, toll-free at (800) 322-2885 or rackproxy@mackenziepartners.com.

On behalf of Rackable Systems’ entire Board of Directors and management, we thank you for your continued support.

Sincerely,

Mark J. Barrenechea, President and Chief Executive Officer

Important Information

In connection with the solicitation of proxies, Rackable Systems filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated April 28, 2008. Rackable Systems’ stockholders are urged to read the proxy statement and any other relevant documents when they become available as they contain important information. Stockholders may obtain additional free copies of the proxy statement and other relevant documents filed with the SEC by Rackable Systems through the website maintained by the SEC at www.sec.gov. These documents can also be obtained free of charge from Rackable Systems at Rackable Systems’ website at www.rackablesystems.com under the “Investor Info” tab. Stockholders may also contact MacKenzie Partners, Inc. with questions or requests for additional copies of the proxy materials by calling toll free at (800) 322-2885 or by emailing rackproxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Rackable Systems’ stockholders is available in Rackable Systems’ definitive proxy statement filed with SEC on April 28, 2008.